Exhibit 10.4

NOTES EXCHANGE AGREEMENT

This notes exchange agreement (the “Agreement”) dated as of September 4, 2024 between SMX (Security Matters) PLC (the “Corporation”), an Irish public limited company number 722009, of Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04 T4A6, and PMB Partners LP, a limited partnership established under the laws of Canada (“PMB”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the LOI (as defined below).

RECITALS

WHEREAS, the Corporation and PMB are parties to that Letter of Intent dated July 10, 2024 (the “LOI”), which LOI provides, in part, that the parties thereto (a) shall restructure the Total Outstanding Debt and (b) will enter into a definitive agreement to memorialize such restructuring; and

WHEREAS, in furtherance of the LOI, PMB and the Corporation hereby wish to exchange a US$1,000,000 Senior Secured Note due May 31st, 2024 issued by the Corporation in favor of PMB (as amended, the “Original Note”) for (i) a US$800,000.00 convertible note to be issued by the Corporation in favor of PMB with a due date December 31, 2024 (the “Convertible Note”) and (ii) a US$500,000.00 note to be issued by the Corporation in favor of PMB with a due date December 31, 2024 (the “New Note”), with the consideration being said exchange (the “Transaction”);

WHEREAS the outstanding balance under the Original Note to date is US$1,300,000;

NOW THEREFORE in consideration of the mutual covenants contained herein (the receipt and adequacy of which are acknowledged), the Corporation and PMB (each a “Party” and collectively the “Parties”) agree as follows:

1.	Note Exchange. Contemporaneously with the execution and delivery of this Agreement, the Parties shall effectuate the Transaction in the following manner: (a) the Corporation shall issue and deliver to PMB (i) the Convertible Note, pursuant the form attached in Annex “A” of this Agreement and (ii) the New Note, pursuant the form attached in Annex “B” of this Agreement and (b) PMB shall deliver and assign to the Corporation the Original Note. Subject to the terms and conditions of this Agreement, the Original Note is hereby sold, assigned, conveyed, surrendered, delivered and otherwise transferred to the Corporation, free and clear of all charges, liens, pledges or other encumbrances and rights of others, other than pursuant to applicable securities laws (“Liens”). In exchange for the sale, assignment, conveyance, surrender, delivery and transfer of the Original Note as provided herein, the Corporation hereby sells, conveys and delivers to PMB, the Convertible Note and the New Note, free and clear of all Liens. Upon the date hereof and subject to the other terms and conditions of this Agreement, PMB shall not have any interest in or title to the Original Note. Upon such deliveries, the Original Note and the rights, covenants, agreements and obligations of the Parties thereunder or contemplated thereby will terminate and be of no further force and effect, all of the obligations of the Corporation under the Original Note will thereupon be released, extinguished and terminated, and PMB shall irrevocably relinquish any right or interest that it or its affiliates may have had, may have or may acquire in the future with respect to the Original Note, including, but not limited to, the right to receive any payments under the Original Note.

2.	Representations and Warranties of the Corporation. The Corporation represents and warrants to PMB effective as of the date hereof as follows:

(a)	Due Organization. The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)	Due Authorization; Binding Agreement; No Conflicts. The Corporation has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Corporation and (assuming due authorization, execution and delivery by PMB) constitutes the valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Neither this Agreement nor the consummation of the Transaction will violate, conflict with or result in a breach of or default under (i) the certificate of incorporation or bylaws of the Corporation, (ii) any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Corporation.

(c)	Validity of the Convertible Note. The Convertible Note issued pursuant to this Agreement, when delivered in exchange for the Original Note in accordance with this Agreement, will be the valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d)	Validity of the New Note. The New Note issued pursuant to this Agreement, when delivered in exchange for the Original Note in accordance with this Agreement, will be the valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

3.	Representations and Warranties of PMB. PMB hereby represents and warrants to the Corporation as of the date hereof as follows:

(a)	Due Organization. PMB is duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)	Due Authorization; Binding Agreement. PMB has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by PMB and (assuming due authorization, execution and delivery by the Corporation) constitutes the valid and binding obligation of PMB enforceable against PMB in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c)	Ownership of the Original Note. PMB is, and at all times since December 20, 2022 been, the beneficial and record owner of the Original Note, free and clear of any Liens that would prevent PMB’s compliance with its obligations hereunder.

(d)	PMB is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and either alone or with its representatives has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Transaction.

(e)	PMB is acquiring the Convertible Note and the New Note for its own account for investment purposes only and not with a present view to, or for resale in connection with, any distribution thereof, or any direct or indirect participation in any such distribution, in whole or in part, within the meaning of the Securities Act. No arrangement exists between PMB or its affiliates and any other person regarding the resale or distribution of the Convertible Note or the New Note. PMB understands that the right to transfer the Convertible Note and the New Note is not permitted absent registration under the Securities Act or an exemption therefrom.

4.	General Provisions.

(a)	Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with the execution and delivery of this Agreement.

(b)	Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by PMB or the Corporation from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(c)	Disclosure. Nothing contained in this Agreement shall be construed to limit the Corporation or PMB from making such disclosures as may be required by law.

(d)	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Corporation at Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04 T4A6and to PMB at 22 Adelaide Street West Toronto, Ontario M5H4E3, Canada (or at such other address for a party as shall be specified by like notice).

(e)	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(f)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(g)	Entire Agreement. This Agreement and the other agreements, documents and instruments referred to herein or contemplated hereby embodies the entire agreement and understanding of PMB and the Corporation with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(h)	Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity. The parties agree that they shall be entitled to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at law or in equity. In addition, each of the parties hereto (i) agrees that any action related to or arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court sitting in the city of New York, State of New York, (ii) consents to the personal jurisdiction in the court listed in subsection (i) hereof in the event any action related to or arising out of this Agreement or any of the transactions contemplated hereby is brought, (iii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) consents to service of process in the manner set forth in paragraph 4(d) of this Agreement in connection with any action related to or arising out of this Agreement or any of the transactions contemplated hereby and (v) waives any right to trial by jury in any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

(j)	Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses.

5.	Counterparts. This Agreement may be executed in counterparts (including electronic signature or digitally via PDF), each of which so executed shall be deemed an original, and all of which shall constitute one and the same instrument. It is agreed by the Parties that, notwithstanding the use herein of the words “writing,” “execution,” “signed,” “signature,” or other words of similar import, the Parties intend that the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity or enforceability as a signature affixed by hand or the use of a paper-based record keeping system.

6.	Definitive Agreement. This Agreement is a “Definitive Agreement” as defined in and contemplated by the LOI.

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IN WITNESS WHEREOF the Parties have executed this Agreement, as defined above, as of the date first written above.

SMX (Security Matters) PLC

Per:	/s/ Haggai Alon
Name:
Title:

PMB PARTNERS LP

Per:	/s/ Alberto Morales
Name:	Alberto Morales
Title:	Authorized Signatory

Annex “A”

Form of the Convertible Note

Annex “B”

Form of the New Note